EXHIBIT 21

Mill Road Capital II, L.P.

382 Greenwich Avenue, Suite One

Greenwich, CT 06830

October 27, 2016

VIA HAND DELIVERY

Ecology and Environment, Inc.

368 Pleasant View Drive

Lancaster, New York 14086

Attn: Ronald L. Frank, Secretary

Re:	Notice to the Secretary of Intention to Nominate Persons for Election as Directors
at the 2017 Annual Meeting of Shareholders of Ecology and Environment, Inc.

Dear Mr. Frank:

Mill Road Capital II, L.P., a Delaware limited partnership (“Mill Road”), pursuant to Section 4 of Article II of the Re-Stated By-Laws (the “Bylaws”) of Ecology and Environment, Inc., a New York corporation (the “Company”), hereby notifies you that it intends to nominate two (2) persons for election to the Board of Directors of the Company (the “Board”) as Class A Members of the Board at the 2017 Annual Meeting of Shareholders of the Company, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).

This letter, including the Exhibits, Schedules and Annexes attached hereto, is collectively referred to as the “Notice.” The persons Mill Road intends to nominate for election to the Board as Class A Members at the Annual Meeting are Justin Jacobs and Michael El-Hillow (each a “Nominee” and collectively, the “Nominees”). Mill Road believes that the shareholders of the Company have fixed the number of directors at seven (7), with two (2) directors allocated as Class A Members and five (5) directors allocated as Class B Members, all of which are scheduled for election at the Annual Meeting. This Notice, in addition to being the notice of nomination required under Section 4 of Article II of the Bylaws, can also be deemed to be a request that the Company name the Nominees in its proxy statement as nominees for election to the Board at the Annual Meeting.

To the extent that the Company might purport to increase the size of the Board and/or the number of directors allocated to a class of directors with a term expiring in 2017, Mill Road reserves the right to nominate additional nominees (each, an “Additional Nominee”) for election to the Board at the Annual Meeting. Any such additional nominations would be without prejudice to the issue of whether such attempted action by the Company was valid under the circumstances. Additionally, if, due to death or disability, any Nominee or any Additional Nominee is unable to stand for election at the Annual Meeting, Mill Road reserves the right to nominate one or more alternate nominees, as applicable, in place of such Nominee or Additional Nominee(s) (each an “Alternate Nominee”). In either event, Mill Road will give prompt notice to the Company of its intent to nominate any Additional Nominees or Alternate Nominees at the Annual Meeting. Except where the context otherwise requires, the term “Nominee” as used in this Notice shall be deemed to include one or more Additional Nominees or Alternate Nominees, as applicable.

Pursuant to Section 4 of Article II of the Bylaws, the undersigned hereby sets forth the following:

(a)	The shareholder giving this Notice and intending to make the nominations set forth herein is Mill Road Capital II, L.P.

(b)	The name and address of Mill Road Capital II, L.P., as we believe they appear on the Company’s books, are:

MILL ROAD CAPITAL II LP

A PARTNERSHIP

ATTN THOMAS E LYNCH

382 GREENWICH AVE-SUITE ONE

GREENWICH CT 06830

(c)	Mill Road Capital II, L.P. is the beneficial owner of 463,072 shares of Class A Common Shares, par value $0.01 per share, of the Company (the “Class A Common Stock”), or approximately 15.45% of the Class A Common Stock, 1,000 shares of which are held of record. Mill Road Capital II, L.P.’s address is 382 Greenwich Avenue, Suite One, Greenwich, Connecticut 06830.

(d)	It is hereby represented that Mill Road Capital II, L.P. is a shareholder of record of Class A Common Stock entitled to vote at the Annual Meeting for the election of directors and intends to continue to be a holder of record through the Annual Meeting and to appear in person or by proxy at the Annual Meeting to nominate the Nominees specified herein.

(e)	Reference is made to Schedule A attached hereto (without conceding that any such information is required to be disclosed in this Notice) with respect to information regarding transactions in securities of the Company by Mill Road Capital II, L.P. during the past two years.

(f)	Reference is made to Schedule B attached hereto (without conceding that any such information is required to be disclosed in this Notice) with respect to certain entities that are or may be deemed to be members of a group with Mill Road (collectively, the “Mill Road Group”).

(g)

Mill Road Capital II, L.P. intends to enter into agreements with Mr. El-Hillow pursuant to which, among other things, Mr. El-Hillow will be indemnified against certain potential liabilities that might arise in connection with being named as a director nominee and related matters. Mill Road also intends to reimburse the

Nominees for certain expenses incurred by such Nominees in the performance of their responsibilities as Nominees. Except for the agreement described above in this paragraph (g) and as otherwise set forth in this Notice, there is no arrangement or understanding between Mill Road Capital II, L.P. and any Nominee or other person or persons pursuant to which the Nominees are to be nominated by Mill Road Capital II, L.P.

(h)	Certain information regarding each Nominee required to be disclosed pursuant to Section 4 of Article II of the Bylaws is set forth in Exhibits A and B attached hereto.

(i)	Each Nominee’s written consent to his nomination, to being named in any Company or Mill Road Capital II, L.P. proxy statement as a nominee, and to serving as a director of the Company if elected is included as Annex A hereto (each a “Nominee Consent”).

(j)	Mill Road agrees to deliver to the Secretary of the Company at its principal offices, a written questionnaire in substantially the same form as completed by the existing directors of the Company as to the background of Mill Road (to be provided by the Secretary, as requested in the following paragraph of this letter and furnished within 10 days from receipt). In addition, each Nominee Consent includes an undertaking by such Nominee (i) to deliver to the Secretary of the Company at its principal offices, a written questionnaire in substantially the same form as completed by the existing directors of the Company as to the background and qualification of such Nominee (to be provided by the Secretary, as requested in the following paragraph of this letter and furnished within 10 days from receipt) and (ii) if elected as a director, to execute a written representation and agreement (in form provided by the Secretary as requested in the following paragraph of this letter) to refrain from (A) making any undisclosed voting commitment on any issue or question not disclosed to the Company, (B) entering into a voting commitment which could interfere with such person’s fiduciary duties or undertaking any conflicting fiduciary duty, or (C) entering in to any agreement with any person or entity other the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director unless disclosed to the Company and (iii) if elected as a director, to be in compliance with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, stock ownership and trading polices and guidelines of the Company, as long as such policies and guidelines are in effect.

(k)	Mill Road believes that each of the Nominees would be deemed “independent” under the NASDAQ listing rules.

Pursuant to Section 4(A)(3) of Article II of the Bylaws, the undersigned hereby requests that the Company provide the form of written questionnaire filled out by the existing Board of Directors for the Company’s annual proxy statement and the form of written representation addressing the undertakings described in Section 4(A)(3)(a)(i)-(iii) of Article II of the Bylaws.

If the Mill Road Group determines that it will engage in the solicitation of proxies in support of the Nominees, the Nominees may make solicitations of proxies. It is anticipated that certain regular employees of members of the Mill Road Group will participate in any solicitation of proxies that the Mill Road Group may undertake in support of the Nominees. Such employees will receive no additional consideration if they assist in the solicitation of proxies. It is anticipated that any proxies would be solicited by mail, courier services, telephone, facsimile or in person. If the Mill Road Group determines that it will engage in the solicitation of proxies, it is anticipated that the Mill Road Group may retain a proxy solicitor who may assist with the solicitation of proxies. It is anticipated that the costs related to any solicitation of proxies, including expected expenditures for attorneys, accountants, public relations and financial advisors, proxy solicitors, advertising, printing, transportation and related expenses, will be borne by the Mill Road Group. To the extent legally permissible, the Mill Road Group may seek reimbursement from the Company for those expenses if one or more of the Nominees is elected. The Mill Road Group does not currently intend to submit the question of such reimbursement to a vote of the shareholders.

Except as set forth in this Notice or as disclosed in the Schedule 13D filed with the Securities and Exchange Commission, to the knowledge of Mill Road as of the date hereof (i) no Nominee has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years; (ii) no Nominee, other than Mr. Jacobs who as a Management Committee Director of the general partner of Mill Road may be deemed to beneficially own the shares of Class A Common Stock held by Mill Road, owns any securities of the Company (or any parent or subsidiary of the Company), directly or indirectly, beneficially or of record, or has purchased or sold any securities of the Company within the past two years, and no associate of any Nominee beneficially owns, directly or indirectly, any securities of the Company; (iii) no Nominee is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (iv) there is no transaction or series of similar transactions since January 1, 2013, or currently proposed transaction or series of similar transactions, in which the Company or any of its subsidiaries was or is to be a participant, in which the amount involved exceeds $120,000 and in which any Nominee or any associate of any Nominee, or any member of the immediate family (including any person (other than a tenant or employee) sharing the same household) of any Nominee or of any associate of any Nominee, had or will have a direct or indirect material interest; (v) no Nominee or associate of any Nominee has any arrangement or understanding with any person (a) with respect to any future employment by the Company or its affiliates (except in the capacity as a director) or (b) with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (vi) no Nominee has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting, except his interest in being nominated for election as a director; (vii) there are no material proceedings to which any Nominee or any associate of any Nominee is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries; (viii) no occupation or employment (including positions or offices with the Company) is or was, during the last five years, carried on by any Nominee with the Company or any corporation or organization which is or was a parent, subsidiary or other affiliate of the Company; (ix) there exist no family relationships between any Nominee and any other Nominee, or any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer of the Company; (x) during the last ten years, no Nominee was involved in any of the events described in Item 401(f) of Regulation S-K and that are material to an evaluation of the ability or integrity of such Nominee to become a director of the Company; and (xi) no Nominee or associate of any Nominee has been awarded or paid, earned or received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation from, or in respect of services rendered to or on behalf of, the Company and its subsidiaries that is required to be disclosed under, or is subject to any arrangement described in, Item 402 of Regulation S-K.

Mill Road expects that, at the request of the Board, each Nominee will furnish to the Secretary of the Company that information required to be set forth in a shareholder’s notice of nomination which pertains to the Nominee. Mill Road also expects that each Nominee will furnish such other information as the Company may reasonably require to determine the eligibility and suitability of such Nominee to serve as a director of the Company (without, in each case, conceding the validity of any such requirement or request for additional information).

Mill Road understands that certain information regarding the Annual Meeting (including, but not limited to, the record date, the number of voting shares outstanding and the date, time and place of the Annual Meeting) and the Company (including, but not limited to, various committees of the Board and deadlines for shareholder proposals, compensation of directors and beneficial ownership of the Company’s securities) will be set forth in the Company’s proxy statement on Schedule 14A, to be filed with the SEC by the Company with respect to the Annual Meeting, and in certain other SEC filings made or to be made by the Company and third parties under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended. To the extent the Company believes any such information is required to be set forth in this Notice, Mill Road hereby refers the Company to such filings. Mill Road accepts no responsibility for any information set forth in any such filings not provided by Mill Road.

The Exhibits, Annexes and Schedules attached hereto are hereby incorporated into and made a part of this Notice. Accordingly, all matters disclosed in any part of this Notice, including the Exhibits, Annexes and Schedules, shall be deemed disclosed for all purposes of this Notice. Any capitalized term appearing in one of the Exhibits, Annexes or Schedules that is not defined in such Exhibit, Annex or Schedule shall have the meaning given to such term in the body of this Notice or in another of the Exhibits, Annexes or Schedules, as applicable.

Mill Road trusts that this Notice complies in all respects with the Bylaws and applicable law. If the Company believes this Notice is incomplete or otherwise deficient in any respect, please notify us in writing immediately of such alleged deficiencies. Mill Road reserves the right, following receipt of any such notice, to either challenge, or attempt to cure, any alleged deficiencies. Mill Road also reserves the right to give further notice of additional business or nominations to be conducted or made at the Annual Meeting or other meeting of the Company’s shareholders, to revise the nominations described herein, or not to present any one or more nominations described herein.

Please be advised that, notwithstanding the compliance by Mill Road with the relevant provisions of the Bylaws, neither the delivery of this Notice in accordance with the terms of the Bylaws nor the delivery of additional information, if any, provided to the Company from and after the date hereof by or on behalf of Mill Road or any other person shall be deemed to constitute an admission that this Notice is in any way defective or as to the legality or enforceability of any particular provision of the Bylaws or any other matter, or a waiver by Mill Road or any other person of its right to contest or challenge the enforceability thereof or of any other matter.

If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of any of the Nominees at the Annual Meeting, or if any individual Nominee shall be unable to serve for any reason, then in addition to any other rights or remedies Mill Road may have, this Notice shall continue to be effective with respect to the remaining Nominee(s) and as to any replacement Nominee(s) selected by Mill Road.

Please address any correspondence or questions to Mill Road Capital, L.P., Attention: Justin Jacobs, telephone (203) 987-3505, facsimile (203) 621-3280 (with a copy to our counsel, Foley Hoag LLP, Seaport West, 155 Seaport Blvd., Boston, MA 02210, Attention: Paul Bork, Esq., telephone (617) 832-1113, facsimile (617) 832-7000).

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Very truly yours,

Mill Road Capital II, L.P.

By:	Mill Road Capital GP II LLC,
its General Partner

By:	/s/ Justin C. Jacobs
Justin C. Jacobs
Management Committee Director

Annex A

Consents

[See attached]

Consent

I hereby consent to being a nominee of Mill Road Capital II, L.P. (“Mill Road”) for election as a director of Ecology and Environment, Inc., a New York corporation (the “Company”), at the annual meeting of the shareholders of the Company to be held in 2017 or any special meeting of shareholders held in lieu thereof, to being named as a nominee in any and all proxy statements and in any and all other proxy solicitation materials proposed by the Company or Mill Road in connection with the solicitation of proxies in favor of the election of directors of the Company, and to serving as a director of the Company if elected.

I hereby agree to deliver to the Secretary of the Company a written questionnaire in substantially the same form as completed by the existing directors of the Company as to my background and qualifications and, if elected as a director, to execute a written representation and agreement agreeing to refrain from (A) making any undisclosed voting commitment on any issue or question not disclosed to the Company, (B) entering into a voting commitment which could interfere with my fiduciary duties or undertaking any conflicting fiduciary duty, or (C) entering in to any agreement with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director unless disclosed to the Company. I further agree to be in compliance with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, stock ownership and trading polices and guidelines of the Company, as long as such policies and guidelines are in effect.

/s/ Justin Jacobs
Justin Jacobs

Dated October 26, 2016

Consent

I hereby consent to being a nominee of Mill Road Capital II, L.P. (“Mill Road”) for election as a director of Ecology and Environment, Inc., a New York corporation (the “Company”), at the annual meeting of the shareholders of the Company to be held in 2017 or any special meeting of shareholders held in lieu thereof, to being named as a nominee in any and all proxy statements and in any and all other proxy solicitation materials proposed by the Company or Mill Road in connection with the solicitation of proxies in favor of the election of directors of the Company, and to serving as a director of the Company if elected.

I hereby agree to deliver to the Secretary of the Company a written questionnaire in substantially the same form as completed by the existing directors of the Company as to my background and qualifications and, if elected as a director, to execute a written representation and agreement agreeing to refrain from (A) making any undisclosed voting commitment on any issue or question not disclosed to the Company, (B) entering into a voting commitment which could interfere with my fiduciary duties or undertaking any conflicting fiduciary duty, or (C) entering in to any agreement with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director unless disclosed to the Company. I further agree to be in compliance with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, stock ownership and trading polices and guidelines of the Company, as long as such policies and guidelines are in effect.

/s/ Michael El-Hillow
Michael El-Hillow

Dated October 26, 2016